Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, April 20, 2009 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $286,391.63 or $0.006145 per unit, based principally upon production during the month of February 2009. The distribution is payable May 14, 2009, to unit holders of record as of April 30, 2009.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,640,447 Mcf (2,849,413 MMBtu). Dividing revenues by production volume yielded an average gas price for February 2009 of $3.10 per Mcf ($2.88 per MMBtu) as compared to $4.67 per Mcf ($4.30 per MMBtu) for January 2009. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $3,944,534. Lease operating expenses were $2,764,585 and taxes were $833,930.
     BROG has entered into four new contracts effective April 1, 2009 for the sale of all gas produced from the Underlying Properties other than the gas covered by the pre-existing contract with New Mexico Gas Company, Inc. The new purchasers are Chevron Natural Gas, a division of Chevron, USA, Inc., Pacific Gas and Electric Company, BP Energy Company and Macquarie Cook Energy LLC. All of the new contracts as well as the New Mexico Gas Company contract provide for (i) the delivery of such gas at various delivery points through March 31, 2011 and from year-to-year thereafter, until terminated by either party on 12 months’ notice; and (ii) the sale of such gas at prices which fluctuate in accordance with the published indices for gas sold in the San Juan Basin of northwestern New Mexico.
Contact:	San Juan Basin Royalty Trust Compass Bank Lee Ann Anderson, Vice President & Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936 Website: www.sjbrt.com e-mail: sjt@compassbank.com